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                                                                   EXHIBIT 10.44





                         TUITION REIMBURSEMENT AGREEMENT

         This Tuition Reimbursement Agreement is dated as of May 24, 2001 between A. Brian Davis, of Willow Grove, PA ("Employee") and Neose Technologies, Inc., a Delaware corporation ("Neose").

                                   Background

         Neose and Employee believe it is in the best interests of Neose for Employee to pursue and obtain an Executive MBA degree from The Wharton School of the University of Pennsylvania ("Wharton"). Based on Neose's commitment to fund the costs, Employee has enrolled in the Wharton Executive MBA Program ("Program"), which is a two-year program commencing on May 27, 2001. To that end, Neose will pay certain costs of and allow Employee certain time off to attend the Program, in exchange for Employee's commitment to complete the Program and remain at Neose for a specified period.

                                      Terms

         In consideration of the foregoing and intending to be legally bound hereby, the parties agree as follows:

1. Loan.

         1.1 Loan of Tuition Amounts. Subject to the terms and conditions of this Agreement, Neose will lend to Employee, by paying in a timely manner on behalf of Employee, or reimbursing Employee for any such amounts paid directly by him, the following amounts ("Loan"):

             1.1.1  All tuition payments for the Program invoiced by Wharton.
                    1.1.2 All application, registration and other program-related fees charged by Wharton in connection with the Program. 1.1.3 The cost of all textbooks required by Wharton for the Program. 1.1.4 The cost of parking necessary to attend the Program, up to a maximum of $700 per year of the Program.

         1.2 Interest. The outstanding balance of the Loan will bear interest at a rate of 4.71% per annum, payable annually on May 27 of each year (each, an "Interest Payment Date"), commencing on May 27, 2002.


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         1.3 Repayment.

             1.3.1 Forgiveness of Principal. Neose will forgive repayment by Employee of Loan in four equal installments (each, a "Forgiveness Payment"), on each of May 27, 2004, May 27, 2005, May 27, 2006, and May 27, 2007 (each, a "Forgiveness Date"), if (i) Employee has completed the Program and received an MBA degree, and (ii) Employee is still employed by Neose on such Forgiveness Date. Notwithstanding the foregoing, if Employee's employment has been terminated by Neose for any reason other than "Cause" prior to May 27, 2007 (which date of termination is the "Termination Date"), Neose will forgive on such Termination Date the repayment of the outstanding balance of the Loan and all accrued interest thereon, which forgiveness will constitute a Forgiveness Payment for the purposes of Section 1.4. For purposes of this Agreement, "Cause" shall mean Employee's (i) engagement in dishonesty, willful misconduct or fraud in the performance of his duties to the Company; (ii) conviction of, or plea of guilty or nolo contendere to, any felony or of any lesser crime or offense involving moral turpitude;
                    (iii) refusal to carry out the reasonable instructions of the Board; or (iv) willful violation of any statute, regulation or ordinance the compliance with which is necessary for the operation of the business of the Company.

             1.3.2 Forgiveness of Interest. On each Interest Payment Date, the Company will forgive payment of the interest payable by Employee under Section 1.2, which forgiveness shall constitute a Forgiveness Payment for purposes of Section 1.4.

             1.3.3 Repayment of Loan. If, prior to any Forgiveness Date, Employee (i) has not completed the Program and received an MBA degree, (ii) has voluntarily terminated his employment, or (iii) is terminated for "Cause," Employee will, on each date that would otherwise be a Forgiveness Date, pay to Neose the amount of the Loan that would otherwise be forgiven on such Forgiveness Date.

             1.3.4  Death and Disability.

                    1.3.4.1 Death. In the event of Employee's death while
                            Employee (i) is an Employee of the Company, and (ii) has completed the Program and received an MBA degree or is then enrolled in the Program, repayment of any unpaid balance of the Loan will be forgiven as of the date of death and the amount so forgiven will be a Forgiveness Payment for the purposes of Section 1.4.

                    1.3.4.2 Disability. In the event Employee becomes "Disabled"
                            while Employee (i) remains employed by the Company, and (ii) has completed the Program and received an MBA degree or is then enrolled in the Program, and, as a result is forced to terminate his employment with the Company and his enrollment in the Program, repayment of any unpaid balance of the Loan will be forgiven as of the date both his employment and enrollment have been terminated, and the amount so forgiven will be a Forgiveness Payment for the purposes of Section 1.4. For purposes of this Section, "Disabled" shall mean that Employee has a permanent disability that prevents him from attending the Program and from being employed.



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                    1.3.4.3 Wife's Death. In the event the death of Employee's wife while Employee (i) remains employed by the Company and (ii) is enrolled in the Program, results in the permanent termination by Employee of his enrollment in the Program, repayment of any unpaid balance of the Loan will be forgiven as of the date of such termination, and the amount so forgiven will be a Forgiveness Payment for the purposes of Section 1.4.

         1.4 Tax Effect. On the date on which Employee receives a Forgiveness Payment, Employee will be entitled to an additional payment in an amount such that, after the payment of all federal, state, and local income taxes on such Forgiveness Payment by Employee, Employee will be in the same after-tax position as if the Forgiveness Payment had not been received. Employee will give Neose written notice of the additional amounts owed in respect of such taxes, and Neose will make such payments at the time such taxes are due and payable.

2. Time Off.

         2.1 Attendance Requirements. Neose will allow Employee time-off to meet the attendance requirements of the Program without penalty in compensation or benefits, in addition to vacation and personal days to which Employee is entitled. The attendance requirements through May, 2002 are attached hereto.

         2.2 Flexibility. Neose and Employee will be flexible in seeking to ensure that Employee is able to fulfill all job responsibilities as well as his Program responsibilities.

         2.3 Termination. In the event of Employee's voluntary termination of his employment, or termination of Employee's employment by Neose for "Cause," this Agreement will terminate as of the date of such termination, provided that Employee's obligations under Section 1.3.3 shall survive such termination. Unless terminated as provided in the preceding sentence, this Agreement will terminate on the earlier of Employee's Termination Date or May 27, 2007.


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3. Miscellaneous.

         3.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Neose and Employee and their respective successors, executors, administrators, heirs and permitted assigns, provided that Employee may not make any assignments of this Agreement or any interest herein, by operation of law or otherwise.

         3.2 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all other discussions, agreements and understandings between the parties relating to the subject matter hereof, and may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

         3.3 Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

         3.4 Notices. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested, or (c) sent by telecopier, addressed as follows:

                  If to Neose, to:

                  Neose Technologies, Inc.
                  102 Witmer Road
                  Horsham, PA 19044-2211
                  Attention: President
                  Fax: 215-441-5896

                  If to Employee, to:

                  A. Brian Davis
                  504 School House Lane
                  Willow Grove, PA  19090-2821

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.



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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


NEOSE TECHNOLOGIES, INC.


By: /s/ P. Sherrill Neff                       /s/A. Brian Davis
    --------------------                       -----------------
    P. Sherrill Neff                            A. Brian Davis
    President and Chief Operating Officer



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